Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 24th day of May, 2016 by and between Growblox Science, Inc., a Delaware corporation (hereinafter), called the "Company") and Andrea Small-Howard (hereinafter called the "Executive").
A.	The Company and the Executive entered into an employment agreement dated June 10, 2014 as amended on June 19, 2014 (collectively, the "Prior Agreements").
B.
The Board of Directors of the Company (the "Board") and the Executive desire to amend and restate in their entirety the Prior Agreements and to assure the Company of the Executive's continued employment in an executive capacity and to compensate her therefore.

C.	The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.
D.	The Executive is willing to make her services available to the Company on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

Agreement
1. Employment.
1.1 Employment and Term. The Corporation hereby agrees to employ the Executive as its Chief Science Officer, in such capacity, agrees to provide services to the Corporation for the period which began on June 10, 2014 and shall end on June 10, 2018 (the "Termination Date ") (or such later date as may be agreed to by the parties within 120 days prior to the Termination Date) (the "Employment Period ").
1.2 Duties of Executive. The Executive shall serve as the Chief Science Officer of the Company and, unless otherwise specified by the Board each of the Company's subsidiaries. Subject to the preceding sentence, during the Employment Period, the Executive shall diligently perform all services as may be reasonably assigned to her by the Board, and shall exercise such power and authority as may from time to time be delegated to her by the Board. The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of the Board at duly called meetings thereof, and no other person or group shall be given authority to supervise or direct Executive in the performance of her duties. In addition, the Executive shall regularly consult with the Board with respect to the Company's business and affairs. The Executive shall devote such portion of her working time and attention as she deems appropriate to the business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of her ability, and use her reasonable best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

1.3 Place of Performance. In connection with her employment by the Company, the Executive shall be based at the Executive's principal residence in Los Angeles, CA, except for travel reasonably necessary in connection with the Company's business.
2. Compensation.
2.1 Base Salary. Commencing on the effective date of this Agreement, the Executive shall receive a base salary at the annual rate of not less than $85,000 for the remainder of her contract. period ending June 19, 2017, payable in installments consistent with the Company's normal payroll schedule and subject to applicable withholding and other taxes. Each of the three periods ending June 22, 2015, June 22, 2016 and June 22, 2017 is referred to herein as an "Anniversary Year."
2.2 Bonuses. The Executive shall be entitled to receive such bonuses as may from time to time be granted to the Executive by the Board (the Executive abstaining from any such vote) in the exercise of the Board's sole discretion.
2.3 Warrant.
(a) The Executive hereby waives and relinquishes all rights to the grant of s 450,000 shares of the common stock of the Company that was awarded under the Prior Agreements to the Executive over three years as additional compensation (the "Stock Grant").
(b) In lieu of the Stock Grant the Company hereby issues to the Executive a three year warrant (the "Warrant") to purchase 1,200,000 shares of the common stock of the Company at an exercise price of $0.30 per share (100% of the closing price of the Company's common stock currently traded on the OTC Markets as of the Effective Date of this Agreement); which Warrant shall be in the form of Exhibit A annexed hereto and made a part hereof. Such Warrant and the shares of common stock issuable upon exercise of such Warrant are restricted securities within the meaning of the Securities Act of 1933, as amended.
(c) The Company shall include the shares of Company common stock issuable upon exercise of the Warrant for registration under the Securities Act of 1933, as amended, pursuant to a Form S-1 (or post-effective amendment to an existing Form S-1) registration statement to be filed as soon as practicable with the Securities and Exchange Commission.
2.4. Expense Reimbursement and Other Benefits.
(a) Expense Reimbursement. During the term of Executive's employment hereunder, the Company, upon the submission of reasonable supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.
(b) Vacation. During the Initial Term, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall Executive be entitled to fewer than four weeks paid vacation per year.
(c) Benefit Plans The Executive shall participate in all employee benefit plans and fringe benefits provided by the Company. The Company reserves the right to amend, modify or terminate any of these plans and benefits. The Executive will be entitled to whatever benefits may be provided to you in accordance with the terms of these plans and benefits, as amended from time to time.

3.Termination.
3.1 Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement,this Agreement may be terminated by the Company for Cause. As used in this Agreement, Cause" shall only mean (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) subject to the following sentences, repeated violation by the Executive of the Executive's material obligations under this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of the Executive for any criminal act which is a felony. For purposes of the preceding sentence, criminal act shall not include any act that violates U.S. Federal law that is related in any way to cannabis. Upon any determination by the Company's Board of Directors that Cause exists under clause (ii) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive's receipt of the notice contemplated by clause (ii). Executive shall have the right to appear before such special meeting of the Board with legal counsel of her choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (i) or (iii) of the first sentence of this Section 3.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.
Upon any termination pursuant to this Section 3.1, the Executive shall be entitled to be paid her Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).
3.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform her duties and responsibilities provided for herein for a period of more than ninety (90) consecutive days in any 12-month period. Upon any termination pursuant to this Section 4.2, the Executive shall be entitled to be paid her Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).
3.3 Death. In the event of the death of the Executive during the term of her employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to the sum of (x) any unpaid amounts of his Base Salary to the date of her death, plus (y) six months of Base Salary, and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death).
3.4 Termination Without Cause. At any time the Company shall have the right to terminate Executive's employment hereunder by written notice to Executive; provided, however, that the Company shall (i) pay to Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice, and (ii) pay to the Executive in a lump sum, in cash within 30 days after the date of employment termination, an amount equal to the product of (x) the sum of the Executive's then Base Salary for the applicable Anniversary Year plus the amount of the highest annual bonus or other incentive compensation payment theretofore made by the Company to the Executive, multiplied times (y) one. The Company shall be deemed to have terminated the Executive's employment pursuant to this Section 3.4 if such employment is terminated (i) by the Company without Cause, or (ii) by the Executive voluntarily for "Good Reason." For purposes of this Agreement, "Good Reason" means:

(a) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(b) any failure by the Company to comply with any of the provisions of this Agreement (including, without limitation, the provisions of Section 2 or Section 3 hereof), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(c) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;
(d) any termination by the Executive within ninety (90) days following a "Change of Control" (hereinafter defined);
For purposes of this Section 3.4, any good faith determination of "Good Reason" made by the Executive shall be conclusive.
3.5 Change of Control.
(a) For purposes of this Agreement, a "Change in Control" shall mean and include:
(i) The acquisition (other than by or from the Company) at any time following the date hereof, by any person, entity or group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50%or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or
(ii) All or any of the individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
(iii) Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

(iv) The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in the Company's ownership of less than 50% of the Company's current assets.
(b) In the event of a Change of Control and if the Executive shall elect to terminate her employment for Good Reason within ninety (90) days following such change of Control, the Company or its successor in interest shall pay to the executive in a lump sum, in cash within 30 days after the date of employment termination, an amount equal to one dollar less than the product of (x) the sum of the Executive's then Base Salary for the applicable Anniversary Year plus the amount of the highest annual bonus or other incentive compensation payment theretofore made by the Company to the Executive, multiplied times (y) three (the "Change of Control Payment").
3.6 No Forfeiture of Warrant. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Company acknowledges that the Executive has heretofore paid valid consideration for the Warrant and notwithstanding any termination of this Agreement pursuant to this Section 3, whether by the Company or by the Executive, the Executive may thereafter exercise such Warrant prior to the expiration of its three (3) year term and purchase shares of common stock of the Company in accordance with the procedures, terms and conditions of such Warrant.
4. Restrictive Covenants.
4.1 Nondisclosure. During her employment and for twelve (12) months thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.
For purposes of this Agreement, "Confidential Information" means all material information about the Company's business disclosed to the Executive or known by the Executive as a consequence of or through her employment by the Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof, and not generally known.
4.2 Nonsolicitation of Employees. While employed by the Company and for a period of six (6) months thereafter, Executive shall not directly or indirectly, for herself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has been doing business with the Executive prior to her employment with the company. Namely, Dr. Small-Howard has recruited memebrs of the Scientific Advisory Board and the Drug Discovery Committee including Dr. Helen Turner, Dr. Cindy Orser, Dr. Daniel Chueh, Dr. Tony Ortiz, and Dr. Carlos Rios-Bedoya.
4.3 Assignment of Intellectual Property. During her employment and for six (6) months thereafter, Executive shall assign to the Company all patent applications, trade secrets, inventions, data, discoveries knowhow, research and development and other intellectual property relating to the business of the Company and its subsidiaries that the Executive shall create, acquire or discover, whether alone or in conjunction with others.

4.4 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 4.1, 4.2 or 4.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 4 by the Executive or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
5. Other Matters.
5.1 Election of Executive as Director. Contemporaneously herewith, the Board is appointing Executive to fill the position of Member of the Board. For so long as the Executive continues to serve as the Company's Chief Science Officer, the Company shall cause the nomination of the Executive as a Member of the Board of the Company at each stockholder meeting at which election of directors is considered and otherwise use its best efforts to cause the election of the Executive as a Member of the Board of the Company.
5.2 Participation in Other Businesses. The Executive has been involved in other businesses prior to joining the Company, and she may continue to be actively involved with other Companies during the period of this contract so long as this involvement does not affect the Executives' ability to perform her duties as Chief Science Officer as the Company requires.
5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
5.4.Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:                  Growblox Sciences, Inc..
3550 West Teco Avenue Las Vegas, Nevada 89118 Phone: (844) 866-721-0297
If to the Executive:                  Andrea L Small-Howard
12403 Jersey Avenue Los Angeles, CA 90650
or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.
5.5. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean and include the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.
5.6. Severability. The invalidity of any one or more of the words, phrases1 sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
5.7. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
5.8 Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement.
5.9 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, her heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.
5.10 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
5.11.Certain Reduction of Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement  Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 5.9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. Any amount which is not paid in the taxable year in which it was originally scheduled to be paid as a result of the postponement thereof pursuant hereto shall be payable in the next succeeding taxable year in which such payment will not result in the disallowance of a deduction pursuant to either Section 162(m) or 280G of the Code; provided, however, that all postponed payments shall be placed in a Rabbi trust or similar vehicle for the benefit of the Executive in such a way that the amounts so transferred are not taxable to such person or deductible by the Company until payment from such vehicle to the Executive is made. In the event a payment has been made to the Executive, but then disallowed as a deduction by the Internal Revenue Service and return of the payment is required into the trust, said payment to the Executive shall be treated as a loan and said payment to the trust shall be treated as repayment of said loan. The Company shall not pledge, hypothecate or otherwise encumber any amounts held in the trust or other similar vehicle for the benefit of the Executive hereunder.
(b) All determinations required to be made under this Section 16 shall be made by a firm of independent public accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld or delayed (the "Accounting Firm"), which shall provide (ii) detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the termination of Executive's employment or such earlier time as is requested by the Company, and (iii) an opinion to the Executive that he has substantial authority not to report any excise tax on her Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.9, provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.9 and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 5.9 shall be borne by the Company.
(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

5.12. Conflicts With Certain Existing Arrangements. The Company agrees that (a) it shall not hereafter acquire a "Conflicting Organization" or otherwise expand its present business activities such that Executive could reasonably be expected to be deemed in breach or violation of such non-competition covenants, and (b) it shall indemnify and hold harmless the Executive from any and all damages that Executive may hereafter suffer or incur by reason of any such Company acquisition or expansion of business after the date hereof.
5.13 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.
5.14 Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.
5.15 Entire Agreement. This Agreement supersedes, amends and restates in their entirety, all of the Prior Agreements, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.
5.16 Binding Effect. This Agreement shall inure solely to the benefit of and shall be binding upon the Company and the controlling persons, directors and officers of the Company, and its respective successors, legal representatives, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provisions herein contained.
5.17 Governing Law; Consent to Jurisdiction; Trial by Jury. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Agreement shall be brought and enforced in the Supreme Court of the State of Nevada, Clark County, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company agrees that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys' fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
5.18 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

5,19 Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way effect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.
Signature pages follows
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

GROWBLOX SCIENCES, INC.

By:	/s/ John Poss
Name:	John Poss
Title:	Chief Executive Officer, President, CFO, COO, and Board Member

By:	/s/Andrea Small-Howard
Andrea Small-Howard
Title:	Chief Science Officer & Director